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PricewaterhouseCoopers LLP                               (LOGO)

                                                 PricewaterhouseCoopers LLP
                                                 650 Third Avenue South
                                                 Park Building
                                                 Suite 1300
                                                 Minneapolis, MN 55402-4333
                                                 Telephone (612) 596-6000
                                                 Facsimile (612) 373-7160


                         REPORT OF INDEPENDENT ACCOUNTANTS
                          ON INTERNAL ACCOUNTING CONTROLS

To the Shareholders and
  Board of Directors of
  LB Series Fund, Inc.

In planning and performing our audit of the financial statements and financial highlights of LB Series Fund, Inc. (being comprised of Opportunity Growth, Mid Cap Growth, World Growth, Growth, High Yield, Income and Money Market Portfolios and hereafter referred to as the "Fund") for the year ended December 31, 1998, we considered the Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. These controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
February 10, 1998

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